Exhibit 1
                           LAWTER INTERNATIONAL, INC.
                     990 SKOKIE BLVD.; NORTHBROOK, IL  60062
                                  847/498-4700
                                FAX 847/498-0066



NEWS RELEASE                                    For further information, please
                                                contact:
                                                Mr. John O'Mahoney, Chairman/CEO





                         LAWTER INTERNATIONAL COMPLETES

                           SALE OF HACH COMPANY STOCK


        Northbrook, Illinois, July 8, 1997 -- Lawter International, Inc. (NYSE:
LAW) announced today that it has completed the sale of its holdings of Hach Company (NASDAQ: HACH) Common Stock according to the terms and conditions previously announced on June 26, 1997. The 3,157,223 shares, representing approximately 27.8% of Hach's outstanding Common Stock, were sold for $19.00 per share, for a total sales price of $59,987,237.

        Lawter is a specialty chemical company, with 20 facilities in 15 countries throughout the world. It is a major manufacturer and distributor of printing ink vehicles, wax compounds and powders, and synthetic and hydrocarbon resins to the grap hic arts industry. Lawter also serves the industrial coatings, adhesives and rubber industries.